UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report: March 16, 2010
(Date of earliest event reported)
DICK’S SPORTING GOODS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-31463	16-1241537
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)
345 Court Street
Coraopolis, Pennsylvania 15108
(Address of Principal Executive Offices) (Zip Code)
(724) 273-3400
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGMENTS OF CERTAIN OFFICERS
     (e) On March 16, 2010, the Compensation Committee of the Board of Directors of Dick’s Sporting Goods, Inc. (NYSE: DKS) (the “Company”) approved a special grant of long-term, performance-based restricted stock (the “Long-Term Awards”) to certain employees of the Company. The purpose of the Long-Term Awards is to provide an additional long-term incentive opportunity to key executives to reinforce and reward the successful achievement of the Company’s strategic initiatives, further align their interests with those of Company stockholders and customers, and attract and retain the exceptional leadership talent required to support the Company’s long-term growth initiatives.
     The Long-Term Awards are governed by and granted pursuant to Section 7 of the Company’s Amended and Restated 2002 Stock and Incentive Plan (the “2002 Plan”), and were granted subject to stockholder approval of the 2002 Plan at the Company’s June 2010 Annual Stockholder Meeting.
     The performance period for the Long-Term Awards is a three-year period beginning on January 31, 2010 and ending on February 2, 2013. The total number of shares of restricted stock that vest at the end of the Performance Period will be based on the attainment of established improvement in one or more of four metrics, which consist of increase in comp. sales, basis point improvement in margin percent, improvement in inventory turn, and basis point improvement in new store productivity. No vesting will occur, regardless of the achievement of the metrics, unless 80% of the total three-year incremental Earnings Before Taxes (“EBT”) gain is returned to the stockholders (e.g. total equity expense for the Long-Term Awards can be no more than 20% of the three-year incremental EBT gain). In addition, participants who are fully dedicated to certain divisions of the Company will have an additional vesting condition gate, which is improvement in the incremental EBT over the performance period in their respective businesses.
     If the performance and other applicable criteria are satisfied as determined by the Compensation Committee, then all or part of the Long-Term Award will vest on April 5, 2013. The maximum number of shares of restricted stock that may vest at the end of the Performance Period for each of the Company’s executive officers is 19,209 shares.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DICK’S SPORTING GOODS, INC.
Date: March 22, 2010	By:	/s/ Timothy E. Kullman
		Name:	Timothy E. Kullman
		Title:	Executive Vice President, Finance, Administration and Chief Financial Officer